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                               UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549


                               SCHEDULE 13G


                 Under the Securities Exchange Act of 1934
                         (Amendment No. ___3___)*

                      NATIONAL CITY BANCSHARES, INC.
                             (Name of Issuer)

                               COMMON STOCK
                      (Title of Class of Securities)

                                635313-10-9
                              (CUSIP Number)

Check the following box if a fee is being paid with this statement ( ). (A fee is not required only if the filing person:
(1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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                               SCHEDULE 13G

CUSIP NO.  635313-10-9                          PAGE 2 OF 4 PAGES

 1.  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Edgar D. Mulzer   S.S. No.:  ###-##-####

 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a) ( )  (b) ( )

          n/a

 3.  SEC USE ONLY

 4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.A.

                5.  SOLE VOTING POWER
 NUMBER OF               185,738
   SHARES
BENEFICIALLY    6.  SHARED VOTING POWER
  OWNED BY               Indirect by wife 13,600
    EACH
 REPORTING      7.  SOLE DISPOSITIVE POWER
   PERSON                185,738
    WITH
                8.  SHARED DISPOSITIVE POWER
                         Indirect by wife 13,600

 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          199,338

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*

          n/a

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          4.45%

12.  TYPE OF REPORTING PERSON*

          IN



                   * SEE INSTRUCTION BEFORE FILLING OUT!

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                                                PAGE 3 OF 4 PAGES

ITEM  1.  ISSUER AND ADDRESS

(a)  National City Bancshares, Inc.

(b)  227 Main Street
     P.O. Box 868
     Evansville, IN  47705-0868

ITEM  2.  IDENTITY

(a)  NAME OF PERSON FILING

          Edgar D. Mulzer

(b)  RESIDENCE ADDRESS

          401 10th Street
          Tell City, IN  47586

(c)  CITIZENSHIP

          U.S.A

(d)  TITLE OF CLASS OF SECURITIES

          Common Stock

(e)  CUSIP NUMBER

          635313-10-9

ITEM  3.  STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR
          13d-2(b)

               n/a

ITEM  4.  OWNERSHIP

               n/a
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                                                PAGE 4 OF 4 PAGES

ITEM  5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM  6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
          ANOTHER PERSON

               n/a

ITEM  7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
          WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE
          PARENT HOLDING COMPANY

               n/a

ITEM  8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
          GROUP

              n/a

ITEM  9.  NOTICE OF DISSOLUTION OF GROUP

               n/a

ITEM 10.  CERTIFICATION

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                 SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                             October 7, 1995
                                                  Date

                                             /s/  EDGAR MULZER
                                                  Signature

                                             Edgar D. Mulzer
                                                  Name/Title